EXHIBIT 3.1

ARTICLES OF INCORPORATION
OF
UNLIMITED SKY HOLDINGS, INC.

The undersigned, desiring to form a stock corporation under the provisions of Chapter 9 of Title 13.1 of the Code of Virginia of 1950, as amended, sets forth the following:

ARTICLE I
Name

The name of the corporation shall be Unlimited Sky Holdings, Inc. (hereafter, the "Corporation").

ARTICLE II
Powers

The Corporation shall have the powers conferred upon corporations by the Virginia Stock Corporation Act, as amended, from time to time (the "VSCA") and, therefore, the Corporation shall have the power to transact any business not prohibited by law or required to be stated herein.

ARTICLE III
Authorized Capital

The aggregate number of shares which the Corporation shall have authority to issue is 350,000,000 shares of common stock, at $0.00001 par value per share.

ARTICLE IV
Shareholder Consent

To the full extent permitted by Section 13.1-657 of the VSCA, and in the manner therein prescribed, any action required or permitted by the Act to be taken at a shareholders' meeting may be taken without a meeting and without prior notice, if the action is taken by shareholders who would be entitled to vote at a meeting of holders of outstanding shares having voting power to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shareholders entitled to vote thereon were present and voted.

ARTICLE V
Registered Office

The initial registered office of the Corporation shall be located in the City of Richmond, Virginia, and the physical address of the initial registered office of the Corporation is 3850 Gaskins Road, Suite 120 Richmond, Virginia 23233.

ARTICLE VI
Registered Agent

The name of the Corporation's initial registered agent is Virginia Professional Services, LLC, and whose business address is the same as the address of the initial registered office of the Corporation.

ARTICLE VII
Board of Directors

The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors, the exact number of directors to be determined from time to time by resolution adopted by the affirmative vote of the holders of a majority of the shares entitled to vote thereon at a meeting of shareholders duly called for such purpose.

ARTICLE VIII
Liability of Officers and Directors

The liability of the officers and directors of the Corporation shall be limited, and the Corporation shall indemnify its officers and directors, as follows:

A. Limitation of Liability. In any proceeding brought by or in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, an officer or a director of the Corporation shall not be liable to the Corporation or its shareholders for any monetary damages arising out of any transaction, occurrence or course of conduct, unless in such proceeding the director or officer was adjudged to have engaged in willful misconduct or a knowing violation of the criminal law.

B. Mandatory Indemnification. To the full extent required or permitted by the VSCA and any other applicable law, and in the manner thereby prescribed, the Corporation shall indemnify a director or officer of the Corporation who is or was a party to any proceeding by reason of the fact that he is or was such a director or officer or is or was serving at the request of the Corporation as a director, officer, manager, employee or agent of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other profit or nonprofit enterprise. The Corporation shall promptly pay for or reimburse the reasonable expenses, including attorneys' fees, incurred by any such officer or director of the Corporation in connection with any such proceeding (whether or not made a party). Any payment or reimbursement of expenses under this Section shall be made in advance of fmal disposition of any such proceeding if a written request is made by such officer or director and delivered to the Corporation accompanied by (a) a written statement of good faith belief that such officer or director is entitled to indemnity by the Corporation, and (b) a written undertaking, executed personally or on his behalf, to repay the amount so paid or reimbursed if after fmal disposition of such proceeding it is determined that he did not meet the applicable standard of conduct. The Board of Directors is hereby empowered, by majority vote of a quorum of disinterested directors, to contract in advance to indemnify any director or officer.

C. Permissive Indemnification. The Board of Directors is hereby empowered, by majority vote of a quorum of disinterested directors, to cause the Corporation to indemnify or contract in advance to indemnify any person not specified in Section B of this Article VIII who was or is a party to any proceeding, by reason of the fact that he is or was an employee or agent of the Corporation as director, officer, manager, employee or agent of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other profit or nonprofit enterprise, to the same extent as if such person were specified as one to whom indemnification is granted in Section B.

D. Insurance. The Corporation may purchase and maintain insurance to indemnify it against the whole or any portion of the liability assumed by it in accordance with this Article VIII and may also procure insurance, in such amount as the Board of Directors may determine, on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other profit or nonprofit enterprise, against any liability asserted against or incurred by any such person in any such capacity or arising from his status as such, whether or not the Corporation would have power to indemnify him against such liability under the provisions of this Article VIII.

E. Special Legal Counsel. In the event there has been a change in the composition of a majority of the Board of Directors after the date of the alleged act or omission with respect to which indemnification is claimed, any determination as to indemnification and advancement of expenses with respect to any claim for indemnification made pursuant to Section B of this Article VIII shall be made by special legal counsel agreed upon by the Board of Directors and the proposed indemnitee. If the Board of Directors and the proposed indemnitee are unable to agree upon such special legal counsel, the Board of Directors and the proposed indemnitee each shall select a nominee, and the nominees shall select such special legal counsel.

F. Indemnitee's Rights. All provisions of this Article VIII shall be applicable to all actions, claims, suits or proceedings commenced after the effective date hereof, whether arising from any action taken or failure to act before or after such adoption. No amendment, modification or repeal of this Article shall diminish any of the limitations or rights provided pursuant to this Article VIII with respect to any claim, issue or matter in any then pending or subsequent proceeding that is based in any material respect on any alleged action or failure to act prior to such amendment, modification or repeal.

G. Additional Indemnitees. Reference herein to directors, officers, employees or agents shall include former directors, officers, employees and agents and their respective heirs, executors and administrators.

ARTICLE IX
Reservation of Rights

The Corporation reserves the right to amend, alter, change, or repeal any provision contained in these Articles, and any other provisions authorized by the laws of the Commonwealth of Virginia at the time in force may be added or inserted, in the manner now or thereafter provided herein or by statute. All rights, preferences, and privileges of whatsoever nature conferred upon shareholders, directors, or any other persons whomever by these Articles in their present form, or as amended, are granted subject to the rights reserved in this Article IX.

GIVEN under my hand this 19th day of June, 2013.

___________________________________
Tokie D. Kinser, President